Exhibit 10.19
AGREEMENT

AGREEMENT, dated as of this 24th day of February 2006, by and among Andrew A. Levy (“Levy”), James G. Reindl (Reindl”), Martin M. Daube (“Daube”) and Stanley Youtt (“Youtt,” and, together with Levy, Reindl and Daube, the “Parties”).

WITNESSETH:

WHEREAS, the Parties are stockholders of Lounsberry Holdings II, Inc., a Delaware corporation (the “Company”), which, contemporaneously with the execution of this Agreement, is acquiring all of the issued and outstanding capital stock of Ranor, Inc., a Delaware corporation (“Ranor”); and

WHEREAS, the allocation of stock in the Company was based on the assumption that Ranor would be the first of at least two acquisitions, and, that, if a second acquisition were not completed as contemplated by this Agreement, the Levy, Reindl and Daube would transfer a portion of their shares to Youtt;

WHEREFORE, the Parties do hereby agree as follows:

1.  In the event that the Company or an entity in which the Company is at least a fifty percent (50%) owner fails to make an acquisition of a Qualified Business, as hereinafter defined, during the Acquisition Period, as hereinafter defined, then Levy, Reindl and Daube will transfer to Youtt the following number of shares (the “Transferred Shares”) of the Company’s common stock not later than ten (10) business days after the expiration of the Acquisition Period:

Name	No. of Transferred Shares
Levy	358,200
Reindl	358,200
Daube	79,600
796,000

2.  The Transferred Shares, when transferred to Youtt, shall be subject to the same restrictions as are applicable to the shares in the hands of the transferors, and Youtt will execute any agreement, including a standard investment representation, reasonably requested by Levy, Reindl, Daube or the Company to evidence such agreement.

3.  As used in this Agreement, a Qualified Business shall mean one of more businesses, whether operated as a partnership, corporation, limited liability company, sole proprietorship or otherwise, which in the aggregate are approximately the size to Ranor at August 17, 2005, the date of the stock purchase agreement among Ranor Acquisition LLC, Ranor and the stockholders of Ranor, as determined in good faith by the Company’s board of directors.

4.  The Acquisition Period shall mean the twelve (12) month period commencing February 27, 2006, being the first business day following the acquisition by the Company of Ranor; provided, however, that if, at the end of such twelve (12) month period, the Company shall have entered into a letter of intent with respect to a Qualified Business (or a business which, when combined with previous acquisitions, would result is a Qualified Business), and the Company is working diligently toward the execution of an agreement and closing, then the Acquisition Period shall be automatically extended for a period of three (3) months; and provided, further, that if, at the end of the three (3) month period, the Company has executed a definitive contract but the closing has not occurred because of factors relating to the satisfaction by the seller of its closing obligations, the Acquisition Period shall be automatically extended for a further period of thirty (30) days.

5.  This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof, superseding any and all prior or contemporaneous oral and prior written agreements, understandings and letters of intent. This Agreement may not be modified or amended nor may any right be waived except by a writing which expressly refers to this Agreement, states that it is a modification, amendment or waiver and is signed by all parties with respect to a modification or amendment or the party granting the waiver with respect to a waiver. No course of conduct or dealing and no trade custom or usage shall modify any provisions of this Agreement.

6.  All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier or messenger against receipt thereof or sent by registered or certified mail (air mail if overseas), return receipt requested or by telecopier of receipt of transmission is confirmed by the recipient. Notices shall be deemed to have been received on the date of personal delivery or telecopy. Notices shall be sent to the Parties at their respective addresses and telecopier numbers set forth on the signature page of this Agreement or to such other address as any Party shall designate in the manner provided in this Section 6.

7.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

8.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, executors and administrators.

9.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first aforesaid.

Address and Telecopier No.	Signature
46 Baldwin Farms North Greenwich, CT 06831 (203) 629-1313	/s/ Andrew A. Levy Andrew A. Levy
347 E. Hillendale Road Kennett Square, PA 19348 (610) 444-0778	/s/ James G. Reindl James G. Reindl
20 West 64th Street 26V New York, NY 10023 (775) 244-4317	/s/ Martin M. Daube Martin M. Daube
5 Taymax Road Westminster, MA 01473 (978) 874-2748	/s/ Stanley Youtt Stanley Youtt